Exhibit 99.1

Concentra Business of Humana Inc.

Combined Financial Statements

With Independent Auditors’ Report

For the Years Ended December 31, 2014 and 2013

Independent Auditor’s Report

To Management and the Board of Directors

of Humana Inc.:

We have audited the accompanying financial statements of the Concentra Business of Humana Inc., which comprise the balance sheets as of December 31, 2014 and 2013, and the related statements of operations and comprehensive income, of cash flows, and of redeemable noncontrolling interests and invested equity for the years then ended.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Concentra Business of Humana Inc. at December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

March 16, 2015

PricewaterhouseCoopers LLP, 500 West Main Street, Ste. 1800, Louisville, KY 40202-2941

T: (502) 589 6100, F: (502) 585 7875, www.pwc.com/us

Concentra Business of Humana Inc.

Combined Balance Sheets

	December 31,
(in thousands)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$4,866	$5,717
Accounts receivable, net	114,240	118,474
Inventory and other current assets	17,084	19,743
Prepaid expenses	8,243	7,847
Total current assets	144,433	151,781
Property and equipment, net	195,186	187,124
Goodwill and other intangible assets, net	667,743	684,713
Insurance recoverable	36,047	38,595
Other assets	2,312	2,503
Total assets	$1,045,721	$1,064,716
Liabilities and Invested Equity
Current liabilities:
Accrued compensation	48,511	56,235
Accrued expenses	32,342	39,013
Accounts payable	13,906	4,475
Current portion of professional, general and workers’ compensation reserve	8,032	6,754
Total current liabilities	102,791	106,477
Deferred income taxes	63,141	79,438
Professional, general and workers’ compensation reserve	37,693	40,737
Long-term deferred rent	15,329	15,782
Other liabilities	4,283	4,216
Total liabilities	223,237	246,650
Noncontrolling interests - redeemable	28,116	28,189
Commitments and contingencies
Invested Equity
Net Parent Investment	789,304	784,884
Noncontrolling interests - nonredeemable	5,064	4,993
Total invested equity	794,368	789,877
Total liabilities and invested equity	$1,045,721	$1,064,716

The accompanying notes are an integral part of these combined financial statements.

Concentra Business of Humana Inc.

Combined Statements of Operations and Comprehensive Income

	Years Ended December 31,
(in thousands)	2014	2013
Patient services revenue, net	$931,923	$921,830
Capitated revenue	66,278	58,707
Total net revenues	998,201	980,537
Cost of services	826,326	835,731
Gross profit	171,875	144,806
General and administrative expenses	125,749	113,534
Amortization of intangibles	16,889	18,297
Loss on sale of assets	241	1,030
Operating income	28,996	11,945
Income tax expense	4,278	5,429
Income from continuing operations	24,718	6,516
Gain/(Loss) from discontinued operations, net of income taxes	145	(312)
Net income	24,863	6,204
Net income attributable to noncontrolling interests	4,716	3,027
Net income attributable to the Company	$20,147	$3,177
Other comprehensive income	—	—
Comprehensive income attributable to the Company	$20,147	$3,177

The accompanying notes are an integral part of these combined financial statements.

Concentra Business of Humana Inc.

Combined Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2014	2013
Operating activities:
Net income	$24,863	$6,204
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	35,409	36,192
Amortization of intangibles	16,889	18,595
Provision for bad debt	16,379	17,986
Stock-based compensation	3,627	630
Loss on sale or disposal of assets	241	1,030
Deferred income tax (benefit) provision	(14,150)	2,990
Changes in assets and liabilities, net of effect of businesses acquired and dispositions:
Accounts receivable	(12,145)	(16,088)
Prepaid expenses and other assets	3,688	(9,021)
Accounts payable and accrued expenses	(4,633)	20,416
Net cash provided by operating activities	70,168	78,934
Investing activities:
Purchases of property and equipment	(46,564)	(60,669)
Acquisitions, net of cash acquired	—	(5,790)
Proceeds from the sale of assets	27	1,606
Net cash used in investing activities	(46,537)	(64,853)
Financing activities:
Capital lease repayment	(410)	(1,629)
Distributions to noncontrolling interests	(4,718)	(3,161)
Net Transfers to Parent	(19,354)	(9,559)
Net cash used in financing activities	(24,482)	(14,349)
Decrease in cash and cash equivalents	(851)	(268)
Cash and cash equivalents, beginning of year	5,717	5,985
Cash and cash equivalents, end of year	$4,866	$5,717
Supplemental disclosure of cash flow information:
Income taxes paid, net	$—	$—
Liabilities and debt assumed in acquisitions	$—	$183
Non-cash investing and financing activities:
Property and equipment acquired through accounts payable and accruals	$5,033	$7,883

The accompanying notes are an integral part of these combined financial statements.

Concentra Business of Humana Inc.

Combined Statements of Redeemable Noncontrolling Interests and Invested Equity

(in thousands)	Redeemable Noncontrolling Interests	Net Parent Investment	Nonredeemable Noncontrolling Interests	Total Invested Equity
Balance, December 31, 2012	$28,185	$790,636	$5,131	$795,767
Stock-based compensation (see Note 13)	—	630	—	630
Net Transfers to Parent	—	(9,559)	—	(9,559)
Distributions to noncontrolling interests	(2,258)	—	(903)	(903)
Net income attributable to noncontrolling interests	2,262	—	765	765
Net income attributable to Company	—	3,177	—	3,177
Balance, December 31, 2013	28,189	784,884	4,993	789,877
Stock-based compensation (see Note 13)	—	3,627	—	3,627
Net Transfers to Parent	—	(19,354)	—	(19,354)
Distributions to noncontrolling interests	(3,810)	—	(908)	(908)
Net income attributable to noncontrolling interests	3,737	—	979	979
Net income attributable to Company	—	20,147	—	20,147
Balance, December 31, 2014	$28,116	$789,304	$5,064	$794,368

The accompanying notes are an integral part of these combined financial statements.

Concentra Business of Humana Inc.

Notes to Combined Financial Statements

1.                                      Basis of Presentation and Business

Basis of Presentation

The accompanying carve-out combined financial statements are presented using accounting principles generally accepted in the United States of America (“US GAAP”) and include the accounts of Concentra Inc., Valor Healthcare, Inc., Ambulatory Care Solutions, LLC, Ambulatory Care Solutions of Arkansas LLC, and Ambulatory Care Solutions of Ohio LLC (collectively, “the Company”), wholly owned subsidiaries of Humana Inc. (“Parent Company” or “Parent”) and have been derived from the historical accounting records of the Parent Company. The combined financial statements reflect the carve-out financial position and the related results of operations, cash flows and the Parent’s net investment in a manner consistent with how the Parent Company managed the carved-out Concentra business and as though the Company had been a stand-alone company for the periods presented. The combined financial statements exclude certain portions of Concentra Inc. that are being retained by the Parent, including primary care practices and pharmacy services, in addition to certain businesses that were historically part of Concentra Inc. but have since been divested. References to Concentra Inc., Concentra or the Company represent the combined entities described above.

As these combined financial statements represent the combination of separate legal entities wholly owned by Humana Inc., the net assets of the Company have been presented as the Parent’s net investment. The Parent’s net investment in the Company is primarily composed of (i) the initial investment allocated to the net assets (and any subsequent adjustments thereto); (ii) the accumulated net earnings; (iii) net transfers to or from the Parent, including those related to cash management functions performed by the Parent; (iv) non-cash changes in financing arrangements, including the conversion of certain related party balances into the Parent’s net investment; (v) corporate cost allocations; and (vi) changes in certain income tax liabilities or assets. The assets and liabilities in the combined financial statements have been reflected on a historical cost basis, as included in the consolidated statements of financial position of the Parent. The combined statements of income include allocations for certain support functions that are provided on a centralized basis by the Parent, including legal, information technology, customer support, finance, administration, and other services. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated based on various factors, such as relative full-time equivalent personnel. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses from the Parent, are reasonable. Nevertheless, the combined financial statements may not include all actual expenses that would have been incurred by the Company and may not reflect the combined results of operations, financial position and cash flows had it been a stand-alone business during the periods presented.

Business

Concentra Inc., a leading provider of employer focused health care services in the United States, was acquired by the Parent Company on December 21, 2010. Concentra operates medical centers and onsite clinics, through which the Company provides treatment of workplace injuries, urgent care services, physical therapy and rehabilitation services, physical examinations, pre-employment drug screens and other employment-related health care services. In addition to these services, Concentra also provides other related health services, including wellness and prevention and physician consulting. The Company serves employers nationwide through its medical centers and onsite clinics.

Valor Healthcare, Inc. (“Valor”) and the Ambulatory Care Solutions (“ACS”) entities operate primary care and mental health community-based outpatient clinics (“CBOCs”) under contracts with the United States Department of Veterans Affairs (“VA”). The Parent Company acquired Valor on August 1, 2012 and ACS on December 17, 2012.

Concentra Business of Humana Inc.

Notes to Combined Financial Statements

These financial statements consider subsequent events for recognition or disclosure through the date they were issued on March 16, 2015.

2.                                      Summary of Significant Accounting Policies

Principles of Combination

The Company’s combined financial statements include the accounts of the Company and subsidiaries that the Company controls, including variable interest entities associated with medical practices for which the Company is the primary beneficiary and partnerships for which the Company owns more than a 50% interest. The Company does not own many of its medical practices but instead enters into exclusive long-term management agreements with the affiliated Professional Associations, or P.A.s, that operate these medical practices. Based upon the provisions of these agreements, these affiliated P.A.s are variable interest entities and the Company is the primary beneficiary, and accordingly the affiliated P.A.s are included in the combined financial statements. All significant intercompany balances and transactions have been eliminated. As of December 31, 2014 and 2013, total assets of the P.A.s were $110.1 million and $114.3 million, respectively, including $105.6 million and $109.6 million of current assets, respectively.  As of December 31, 2014 and 2013, total liabilities of the P.A.s were $96.8 million and $100.9 million, respectively, including $14.0 million and $16.5 million of current liabilities, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The carrying amount of these investments approximates fair value due to the short-term maturity of those instruments.

Book overdrafts resulting from outstanding checks in excess of funds on deposit have been classified as accounts payable. At December 31, 2014 the Company had $9.2 million of book overdrafts that are included in accounts payable and no book overdrafts for 2013.

Restricted Cash

Restricted cash consists of cash and highly liquid investments purchased with original maturities of three months or less and represent funds held by the Company’s wholly-owned insurance subsidiary, OMP Insurance Company Ltd., to be used as capital for future insurance claims and expenses.

At December 31, 2014 and 2013, the Company maintained approximately $0.9 million and $1.0 million, respectively, of restricted cash and cash equivalent balances included in other assets on the combined balance sheets.

Revenue Recognition

The Company generally recognizes revenue when there is persuasive evidence of an arrangement, the services have been provided to the customer, the sales price is fixed or determinable, and collectability is reasonably assured. The Company reduces revenue for estimated contractual allowances and records any amounts invoiced to the customer in advance of service performance as deferred revenue. The Company recognizes this revenue in the periods services are performed. The amount of deferred revenue, which is included in accrued expenses, was $0.1 million and $2.1 million at December 31, 2014 and 2013, respectively. In addition to the aforementioned general policy, the following are the specific revenue recognition policies of the Company’s principal operations.

Concentra Business of Humana Inc.

Notes to Combined Financial Statements

Medical Centers

The revenue recognition for the medical centers and related operations consists of two primary components: (1) injury and illness care and related services and (2) other healthcare services related to employer needs or statutory requirements. The Company recognizes revenue for both of these services as the services are performed. The provider reimbursement methods for workers’ compensation injury care and related services vary on a state-by-state basis. Most states have fee schedules pursuant to which all healthcare providers are uniformly reimbursed. The fee schedules are determined by each state and generally prescribe the maximum amounts that may be reimbursed for services provided. In the states without fee schedules, healthcare providers are reimbursed based on usual, customary and reasonable fees charged in the particular state in which the services are provided. The Company includes billings for services in states with fee schedules in revenue net of allowance for estimated differences between list prices and allowable fee schedule rates. In states without fee schedules, the Company includes billings for its services in revenue net of allowance for estimated differences between the Company’s list prices and amounts allowed as usual, customary and reasonable. The Company records additional adjustments to the allowance based on final payment from workers’ compensation payors or employers based on contractual or network discounts upon settlement. The provider reimbursement for illness care is dependent on fee schedules derived from individually negotiated contracts with group health payors on a national, regional or local basis. Typically, national contracts include all states, whereas regional or local contracts are state-specific. The fee schedule is either a set fee for each service or percent of billed charges. The Company records the net revenue amount as accounts receivable.

United States Department of Veterans Affairs

The Company’s contracts with the VA provide for the Company’s receipt of monthly capitated payments based on the number of eligible patients enrolled in the respective clinic. The patient is deemed eligible and enrolled if seen at least once in a period as defined in the respective contract. The VA has sole authority to enroll or disenroll a patient for several reasons at any time throughout the contract. Monthly capitated payments are earned and recognized as revenue based on the number of enrolled patients at each clinic. The Company recognized revenue of approximately $66.3 million and $58.7 million associated with these contracts for the years ended December 31, 2014 and 2013, respectively. Under its current contracts, the Company is compensated based on a fixed rate per enrolled member per month. The rate is determined based on a competitive bidding process and varies depending on whether the services provided include primary care or primary care and mental health. The current contract terms range from one to five years, provide for annual renewals at the option of the VA, and are subject to termination at any time by the VA. Management of the Company is not aware of any circumstances that would cause termination of any of its existing contracts.

Prior to 2014 the Company had contracts with the VA whose terms included a 12-month advanced payment for each enrolled member. Accordingly, the Company recorded the amount received in advance as deferred revenue and recognized revenue as earned on a monthly basis. The Company had deferred revenue, which is included in accrued expenses, of $2.0 million at December 31, 2013. In 2014, those contracts were amended to pay each month on a per member per month basis and the Company had no deferred revenue at December 31, 2014.

Contractual and Bad Debt Allowances

The Company is paid for the majority of its services from insurance companies, third-party administrators and employers. The Company maintains allowances for anticipated contractual billing adjustments that it may make to invoiced amounts. It also maintains allowances for doubtful accounts for estimated losses resulting from the Company’s clients’ inability to make required payments. Each quarter, an evaluation is made as to the adequacy of the assumptions used in determining these allowances and adjustments are made as necessary. Changes in estimates are recognized in the period in which they are determined. The Company writes off accounts to cost of services after its substantial collection efforts have failed. Contractual allowances are recorded as a reduction of revenues.

Concentra Business of Humana Inc.

Notes to Combined Financial Statements

Management must make significant judgments and estimates in determining contractual and bad debt allowances in any accounting period. One significant uncertainty inherent in its analysis is whether the Company’s experience will be indicative of future periods. Although future projections are considered when estimating contractual and bad debt allowances, management’s decisions are ultimately based on the best information available at the time. Adverse changes in general economic conditions or trends in reimbursement amounts for the Company’s services could affect the contractual and bad debt allowance estimates, collection of accounts receivable, cash flows, and results of operations.

Cost of Services

Cost of services consists primarily of the compensation and fringe benefits of physician and therapy providers, licensed technicians, clinic support and other field personnel. Cost of services additionally includes billing, charge entry, customer support, sales and marketing, information technology and other clinic and business unit support personnel. The Company’s cost of services also includes other expenses associated with these personnel and the Company’s provision of its services, including medical malpractice insurance, medical and laboratory supplies, independently contracted medical providers, facility costs (including depreciation), and bad debt expense.

Sales and marketing costs directly attributable to center operations of $31.5 million and $36.2 million are included in cost of services for the years ended December 31, 2014 and 2013, respectively. In addition, bad debt expense directly attributable to center operations of $16.4 million and $17.7 million is included in cost of services for the years ended December 31, 2014 and 2013, respectively.

Financial Instruments and Fair Value Measurements

Assets and liabilities measured at fair value are categorized into a fair value hierarchy based on whether the inputs to valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s own assumptions about the assumptions market participants would use. The fair value hierarchy includes three levels of inputs that may be used to measure fair value as described below.

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and are significant to the fair value of the assets or liabilities. Level 3 includes assets and liabilities whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques reflecting the Company’s own assumptions about the assumptions market participants would use as well as those requiring significant management judgment.

The carrying value of cash and cash equivalents and restricted cash contained in the combined balance sheets at December 31, 2014 and 2013 approximates fair value due to the short-term maturity of these instruments. These amounts are classified as Level 1 in accordance with the fair value hierarchy. The Company currently has no other financial instruments subject to fair value measurement on a recurring basis.

Concentra Business of Humana Inc.

Notes to Combined Financial Statements

The carrying amount of cash and cash equivalents and restricted cash was comprised of the following at December 31:

(in thousands)	2014	2013

Cash and cash equivalents	$4,866	$5,717
Restricted cash	904	954
	$5,770	$6,671

Inventories

Inventories, valued at the lower of cost or market, primarily consist of medical supplies and related products held for resale or used in conjunction with services delivered. Inventory balances as of December 31, 2014 and 2013 was $6.1 million and $7.1 million, respectively.

Property and Equipment

Property and equipment is recorded at cost. Major expenditures for property and equipment and those that substantially increase useful lives are capitalized. Direct internal and external costs of developing software for internal use, including programming and enhancements, are capitalized and amortized over the estimated useful lives once the software is placed in service. Software training costs, maintenance, and repairs are expensed as incurred. When assets are sold or otherwise disposed of, costs and related accumulated depreciation are removed from the financial statements and any resulting gains or losses are included in operating income.

The Company provides for depreciation on property and equipment using straight-line methods by charges to operations in amounts that allocate the cost of depreciable assets over their estimated lives as follows:

Asset Classification	Estimated Useful Life

Buildings and improvements	5 - 40 years
Leasehold improvements	The shorter of the life of lease or asset life, 1 - 15 years
Furniture and equipment	5 - 10 years
Computer hardware	5 - 8 years
Computer software	5 - 8 years

The Company periodically reviews long-lived assets, including property and equipment and other intangible assets, for impairment whenever adverse events or changes in circumstances indicate the carrying value of the asset may not be recoverable. Losses are recognized for a long-lived asset to be held and used in operations when the undiscounted future cash flows expected to result from the use of the asset are less than its carrying value. An impairment loss is recognized based on the excess of the carrying value over the fair value of the asset. A long-lived asset held for sale is reported at the lower of the carrying amount or fair value less costs to sell. Depreciation expense is not recognized on assets held for sale. Losses are recognized for a long-lived asset to be abandoned when the asset ceases to be used. In addition, the Company periodically reviews the estimated lives of all long-lived assets for reasonableness.

Concentra Business of Humana Inc.

Notes to Combined Financial Statements

Goodwill and Other Intangible Assets

The Company assesses the impairment of goodwill at least annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Important factors that could trigger an impairment review include:

•                       significant underperformance relative to expected historical or projected future operating results;

•                       significant changes in the manner of use of the acquired assets or the strategy for the overall business; and

•                       significant negative industry or economic trends

An impairment of goodwill is considered to have occurred when the fair value related to the assets is less than the carrying value of the assets. Estimates of fair value are based on an evaluation of future discounted cash flows. Outcomes from the discounted cash flow analysis are compared to other market approach valuation methodologies for reasonableness. Relevant factors include estimates of future market growth rates, service acceptance and lifecycles, selling prices and volumes, responses by competitors, service delivery costs and assumptions as to other operating expenses. When the Company determines that the carrying value of goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment, it measures any impairment based on a projected discounted cash flow method using a discount rate determined by its management to be commensurate with the risk inherent in the Company’s current business model. The value of these projected discounted cash flows could be subject to change based on differences in the assumptions noted above. The Company tests all existing goodwill for impairment on a reporting unit basis.

The value of goodwill and other intangible assets acquired is recorded at fair value. Other intangible assets are amortized based on the pattern in which the asset’s economic benefits are consumed or otherwise depleted. If such a pattern cannot be reliably determined, other intangible assets are amortized on a straight-line basis over their estimated lives. The estimated lives of intangible assets are as follows:

Asset Classification	Estimated Useful Life

Customer relationships	3 - 10 years
Trademarks	20 years
Patient Records	8 years
Covenants not to compete	3 - 5 years

Valuation of Acquired Assets and Liabilities

The combined financial statements reflect the Parent’s acquisitions of Concentra Inc. during 2010 and Valor Healthcare, Inc. and the Ambulatory Care Solutions entities during 2012. In addition, the Company has grown in part through center acquisitions similar to those discussed in Note 6.

During 2013, the Company acquired Alamo City Medical Group, P.A. The values of net tangible assets acquired and the resulting goodwill and other intangible assets were recorded at fair value using Level 3 inputs. The majority of the related tangible assets acquired and liabilities assumed were recorded at their carrying values as of the respective dates of acquisition, as their carrying values approximated their fair values due to their short-term nature. The fair values of goodwill and other intangible assets acquired in these acquisitions were internally estimated primarily based on the income approach. The income approach estimates fair value based on the present value of the cash flows that the assets are expected to generate in the future. The Company developed internal estimates for the expected cash flows and discount rates in the present value calculations. Other than assets acquired and liabilities assumed in these acquisitions, there were no assets or liabilities measured at fair value on a nonrecurring basis during 2014 or 2013.

Concentra Business of Humana Inc.

Notes to Combined Financial Statements

Professional, General, Workers’ Compensation and Other Liability Risks

The Company has several insurance arrangements that are facilitated by its Parent through third party carriers and an insurance captive. The insurance captive is Managed Care Indemnity, Inc. (“MCII”), a wholly owned subsidiary of Humana Inc. MCII insures the primary layer of substantially all professional and general liability, workers’ compensation and errors and omissions risks of Humana and its subsidiaries, including Concentra. This captive is subject to regulation by the Vermont Department of Financial Regulation. Prior to December 21, 2010, the Company employed various risk transfer methodologies in dealing with the various insurance policies it purchased. These methodologies included the use of large deductible programs, self-insured retentions and a captive insurance company, OMP Insurance Company, Ltd., that provided both professional liability and general liability coverage.

The Company has professional and general liability coverage from MCII on an occurrence basis with coverage up to $25 million per claim. In addition, MCII provides tail coverage for incidents that were incurred on or before December 21, 2010 for which claims are made after that date. Any claim in excess of $25 million is covered through the Parent’s third party insurance program.

The Company accrues for estimated professional and general liability claims, including those obligations covered by insurance contracts, when they are probable and can be reasonably estimated. The accrual, which includes an estimate for incurred but not reported claims, is updated annually based on an actuarial calculation of projected payments using case-specific facts and circumstances, historical loss reporting, and development and settlement patterns. The obligations covered by insurance contracts are included in the Company’s accrued reserves, as it remains liable to the extent the insurance carriers do not meet their obligations under the insurance contracts. The current and long-term amounts recoverable from MCII under these insurance contracts are included in other current assets and insurance recoverable, respectively, in the accompanying combined balance sheets. The aggregate current and long-term professional and general liability reserves are recorded in current portion of professional, general and workers’ compensation reserve and professional, general and workers’ compensation reserve, respectively. The balances as of December 31 are as follows:

(in thousands)	2014	2013
Professional and General Liability Insurance
Insurance Recoverable
Current	$3,500	$2,200
Non-current	25,614	28,300
	$29,114	$30,500
Insurance Reserves
Current	$3,911	$2,790
Non-current	25,862	28,650
	$29,773	$31,440

The Company’s workers compensation insurance is covered through the Parent’s third party insurance program with a separate $0.5 million per occurrence deductible reimbursement policy through MCII. Prior to December 21, 2010, workers’ compensation insurance coverage with third party insurance carriers utilized a $0.3 million deductible on a per occurrence basis.

The Company accrues for estimated workers’ compensation claims, including those under large deductible and retrospective rating programs, when they are probable and can be reasonably estimated. Those accruals do not include excess claims or specific state assessments. Actuarial studies are performed on the Company’s workers’ compensation losses to assist in the

Concentra Business of Humana Inc.

Notes to Combined Financial Statements

establishment of the accrual for reserves related to ultimate expected losses by policy year. Ultimate expected losses (trended and developed) are divided by per $100 of payroll to calculate a loss rate for each policy year. The selected loss rate from these calculations is used to estimate losses for future years. Trending and development factors include, but are not limited to, the amount and timing of historical payments, severity of individual claims, jurisdictional considerations, legislative changes, inflation, changes in medical condition of claimants, frequency of claims, court interpretations, the anticipated future volume of claims, the life span of various types of claims and input from the Company’s legal representatives responsible for the defense of these claims. The current and noncurrent amounts receivable under these insurance contracts are included in other current assets and insurance recoverable, respectively, in the accompanying combined balance sheets. The aggregate current and long-term workers’ compensation reserves are recorded in current portion of professional, general and workers’ compensation reserve and professional, general and workers’ compensation reserve, respectively. The balances as of December 31 are as follows:

(in thousands)	2014	2013
Workers’ Compensation Insurance
Insurance Receivable
Current	$3,749	$3,584
Non-current	10,433	10,295
	$14,182	$13,879
Insurance Reserves
Current	$4,121	$3,964
Non-current	11,831	12,087
	$15,952	$16,051

The Company’s property insurance is covered through the Parent’s third party insurance program with a separate deductible reimbursement policy through MCII.

Health insurance and employee benefits are subject to the participant’s deductible amounts with amounts exceeding the deductibles self-insured by the Company, subject to catastrophic stop-loss coverage of $0.4 million for each participant per calendar year. Actuarial studies are performed on the Company’s losses to assist in the establishment of the accrual for reserves related to those claims. See Note 14 for additional information.

Noncontrolling interests

Partnership noncontrolling interests represent third-party minority equity ownership interests in consolidated entities which are majority-owned by the Company. The combined financial statements include all assets, liabilities, revenues, and expenses of less-than-100%-owned affiliates that the Company controls. Accordingly, the Company has recorded noncontrolling interests in the earnings and equity of such entities. Adjustments are recorded to noncontrolling interests for the allocable portion of income or loss to which the noncontrolling interest holders are entitled based upon their portion of the subsidiaries they own. Distributions to holders of noncontrolling interests are adjusted to the respective noncontrolling interest holders’ balance. In addition, certain noncontrolling interest are currently redeemable at a value derived from the greater of (1) the noncontrolling interest capital balance or (2) a multiple of average annual cash distributions or taxable income. We adjust redeemable noncontrolling interests to the higher of the maximum redemption amount at the balance sheet date or the initial carrying value of the noncontrolling interest.

Concentra Business of Humana Inc.

Notes to Combined Financial Statements

Income Taxes

The income tax provision in the combined statement of operations and comprehensive income has been calculated as if the Company filed separate tax returns and was operating as a stand-alone business for the periods presented. The Company’s operations have historically been included in the Parent’s U.S. federal and state tax returns. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of the Company’s actual tax balances prior to or subsequent to the carve-out. The Company recognizes an asset or liability for the deferred tax consequences of temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements. These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. A valuation allowance is provided against these deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. Future years’ tax expense may be increased or decreased by adjustments to the valuation allowance or to the estimated accrual for income taxes.

The Company records tax benefits when it is more likely than not that the tax return position taken with respect to a particular transaction will be sustained. A liability, if recorded, is not considered resolved until the statute of limitations for the relevant taxing authority to examine and challenge the tax position has expired, or the tax position is ultimately settled through examination, negotiation, or litigation. There were no liabilities for unrecognized tax benefits at December 31, 2014 and 2013.

Stock-Based Compensation

The Parent generally recognizes stock-based compensation expense, as determined on the date of grant at fair value, on a straight-line basis over the period during which an employee is required to provide service in exchange for the award (the vesting period). However, for awards granted to retirement eligible employees, the compensation expense is recognized on a straight-line basis over the shorter of the requisite service period or the period from the date of grant to an employee’s eligible retirement date. The Parent estimates expected forfeitures and recognize compensation expense only for those awards which are expected to vest. For restricted stock awards with performance conditions, we recognize compensation expense over the requisite service period when it is probable that the performance conditions will be achieved and the awards are expected to vest. The Parent estimates the grant-date fair value of stock options using the Black-Scholes option-pricing model. Additional detail regarding our stock-based compensation plans is included in Note 13.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenue and expenses during the reporting period. Actual amounts could differ from those estimates. Changes in estimates are recorded during the period of change.

Reclassification

Certain prior year amounts have been reclassified to conform to current year presentation. These reclassifications have no impact on total assets, liabilities, and equity, net income or cash flows.

3.                            Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board, or FASB, issued new guidance related to discontinued operations which changes the criteria for determining which disposals can be presented as discontinued operations and modifies related disclosure requirements. The new guidance is effective for the Company beginning with annual and interim periods in 2015 with early

Concentra Business of Humana Inc.

Notes to Combined Financial Statements

adoption permitted under certain circumstances. The Company is currently evaluating the impact on its results of operations, financial condition, and cash flows.

In May 2014, the FASB issued new guidance that amends the accounting for revenue recognition. The amendments are intended to provide a more robust framework for addressing revenue issues, improve comparability of revenue recognition practices, and improve disclosure requirements. The new guidance is effective for us beginning with annual and interim periods in 2017. The Company is currently evaluating the impact on its results of operations, financial condition, and cash flows.  In February 2015, the FASB issued new guidance that amends the current consolidation guidance. The amendment affects the consolidation analysis of reporting entities that are involved with variable interest entities (VIEs), particularly those that have fee arrangements and related party relationships. The new guidance is effective for us beginning with annual and interim periods in 2016. The Company is currently evaluating the impact on its results of operations, financial condition, and cash flows.

4.                            Accounts Receivable and Allowances

Accounts receivable, net of related allowances, was comprised of the following at December 31:

(in thousands)	2014	2013

Accounts receivable	$153,914	$161,890

Bad debt allowances	(9,946)	(10,239)
Contractual allowances	(29,728)	(33,177)

Total allowances	(39,674)	(43,416)

Accounts receivable, net	$114,240	$118,474

Activity in bad debt and contractual allowances was as follows for the years ended December 31, 2014 and 2013:

			Deductions
		Expense/	Associated With	Other Net
	Beginning	Contra	Discontinued	Deductions	Ending
(in thousands)	Balance	Revenue	Operations	from Reserves	Balance

Bad Debt Allowances:
2013	$10,034	$17,986	$239	$17,542	$10,239
2014	$10,239	$16,379	$(404)	$17,076	$9,946

Contractual Allowances:
2013	$27,550	$177,845	$1,159	$171,059	$33,177
2014	$33,177	$185,644	$356	$188,737	$29,728

The Company’s accounts receivable are spread over a large customer base and various service lines that the Company offers. The Company monitors the financial performance and credit worthiness of its customers and regularly reviews outstanding accounts receivable balances.

Concentra Business of Humana Inc.

Notes to Combined Financial Statements

5.                                 Property and Equipment

Property and equipment were comprised of the following at December 31:

(in thousands)	2014	2013
Land	$1,729	$1,729
Buildings and improvements	7,979	8,101
Leasehold improvements	166,960	151,206
Computer software	57,581	43,956
Furniture and equipment	46,894	41,725
Computer hardware	21,396	15,805
	302,539	262,522
Accumulated depreciation and amortization	(107,353)	(75,398)
	$195,186	$187,124

Building and improvements and furniture and equipment includes assets under capital leases of $4.9 million at December 31, 2014 and 2013. Accumulated depreciation and amortization includes accumulated amortization for assets under capital leases of $2.9 million at December 31, 2014 and $1.9 million at December 31, 2013.

6.                                 Acquisitions

On April 1, 2013, the Company acquired 100% of the stock of Alamo City Medical Group, P.A. No contingent consideration was included. The acquisition added two medical centers and eleven onsite locations which expanded the Company’s market share in San Antonio, Texas. The Company recognized goodwill through synergies gained by leveraging its existing operational support and administrative infrastructure. The goodwill is not deductible for tax purposes. The acquired business contributed $4.3 million in revenue and $1.0 million in net income for the period of April 1 through December 31, 2013. In 2014, the acquired business contributed $3.8 million in revenue and $0.3 million in net income. The following table summarizes the fair value paid and net assets acquired in the transaction:

(in thousands)	2013
Cash paid, net of cash acquired	$4,159
Accounts receivable	$688
Property and equipment	181
Goodwill	3,395
Customer relationships and other	78
Total assets acquired	4,342
Liabilities assumed	(183)
Net assets acquired	$4,159

Concentra Business of Humana Inc.

Notes to Combined Financial Statements

All acquisitions have been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed based on the estimated fair values at the dates of acquisition. The results of these acquisitions are included in the Company’s combined statement of operations and comprehensive income from their respective dates of acquisition.

7.                                 Goodwill and Other Intangible Assets

The net carrying value of goodwill and other intangible assets is comprised of the following at December 31:

(in thousands)	2014	2013
Amortizable intangible assets, gross:
Customer relationships	$107,136	$107,136
Trademarks	82,630	82,630
Patient Records	1,064	1,064
Covenants not to compete	8,102	8,579
	198,932	199,409
Accumulated amortization of amortizable intangible assets:
Customer relationships	$(43,263)	$(31,269)
Trademarks	(16,816)	(12,591)
Patient Records	(261)	(342)
Covenants not to compete	(7,284)	(6,929)
	(67,624)	(51,131)
Amortizable intangible assets, net	131,308	148,278
Non-amortizable intangible assets:
Goodwill	536,435	536,435
	$667,743	$684,713

Amortization expense for intangible assets with finite lives was $16.9 million and $18.6 million for the years ended December 31, 2014 and 2013, respectively. Estimated amortization expense on the Company’s finite-lived intangible assets for the five succeeding fiscal years ending December 31, is as follows: $16.8 million, $15.8 million, $14.8 million, $14.8 million and $14.7 million. The weighted average remaining useful life as of December 31, 2014 was 10.2 years.

Concentra Business of Humana Inc.

Notes to Combined Financial Statements

The Company completed its annual impairment test of goodwill and determined that no impairment existed. Changes in the carrying amount of goodwill for the years ended December 31, 2014 and 2013 were as follows:

(in thousands)	2014	2013
Goodwill at January 1	$536,435	$532,933
Goodwill acquired during the year	—	3,395
Subsequent payments/adjustments	—	306
Goodwill divested during the year	—	(199)
Goodwill at December 31	$536,435	$536,435

8.                                 Discontinued Operations

In August 2013, the Company ceased operations of its At-Work business. At-Work provided education, training, on-site clinical examinations, vaccinations, substance abuse collections and prevention services.

In September 2013, the Company sold its Environmental Health and Safety (EHS) business for $0.3 million. EHS provided a comprehensive suite of services focused on assisting customers with environmental and safety compliance issues with local, state, and federal regulators.

In November 2013, the Company sold its Mobile Services business for $0.3 million. Mobile Services was a fleet of mobile units equipped to provide high-quality medical services to employer sites, including medical surveillance, hearing conservation testing, and physical examinations.

Net assets associated with discontinued operations that were written off when sold or discontinued were $0.7 million for the year ended December 31, 2013. Revenues associated with discontinued operations were $9.9 million for the year ended December 31, 2013.

9.                                 Income Taxes

The provision for income taxes consisted of the following for the year ended December 31:

(in thousands)	2014	2013
Current:
Federal	$14,261	$(159)
States	4,167	2,472
Total current provision	18,428	2,313
Deferred provision	(14,150)	3,116
Total	$4,278	$5,429

Concentra Business of Humana Inc.

Notes to Combined Financial Statements

The provision for income taxes was different from the amount computed using the federal statutory rate for the years ended December 31, 2014 and 2013 due to the following:

(in thousands)	2014	2013
Tax provision at federal statutory rate	$8,498	$3,121
State taxes, net of federal effect	2,014	1,731
Deferred tax rate change	(7,084)	—
Tax penalty	711	—
Lobbying	111	285
Meals and entertainment	100	285
Other items, net	(72)	7
Total income tax provision	$4,278	$5,429

Deferred income tax balances reflect the impact of temporary differences between the tax bases of assets or liabilities and their reported amounts in the Company’s financial statements, and are stated at enacted tax rates expected to be in effect when the reported amounts are actually recovered or settled. In 2014, the deferred tax rate was reduced from 42% to 38%, to reflect the impact of the lower blended state income tax rate in the current period, reducing income tax expense by $7.1 million. Principal components of the Company’s net deferred tax balance at December 31 were as follows:

(in thousands)	2014	2013
Deferred income tax assets:
Compensation and other	$6,842	$7,709
Bad debt reserve	3,784	4,309
Deferred revenue	24	870
Deferred income tax assets	10,650	12,888
Deferred income tax liabilities:
Intangible assets and depreciable property	67,183	83,391
Prepaid and other	3,114	3,294
Deferred income tax liabilities	70,297	86,685
Net deferred income tax liability	$59,647	$73,797

The Company is included in a consolidated federal income tax return with its Parent. Separate federal and state returns are filed for P.A.s. The U.S. Internal Revenue Service (IRS) has completed its examinations of the Parent’s consolidated income tax returns for 2012 and prior years. The 2013 tax return is in the post-filing review period under the Compliance Assurance Process (CAP). Our 2014 tax return is under advance review by the IRS under CAP. As of December 31, 2014, we are not aware of any material adjustments that may be proposed. As such, as of December 31, 2014 and 2013, there are no material uncertain tax positions reflected in the combined balance sheets. The Company has a written agreement, approved by the Company’s Board of Directors, which sets forth the manner in which the total combined federal income tax is allocated to each entity which is a party to the consolidation. Pursuant to this agreement, the Company has the enforceable right to be paid for future net losses it may incur.

Concentra Business of Humana Inc.

Notes to Combined Financial Statements

10.                          Commitments and Contingencies

Leases

The Company leases certain corporate office space, operating and medical facilities, and office and medical equipment under various non-cancelable operating and capital lease agreements. Certain facility leases require the Company to pay operating costs and real estate taxes. Rent holidays and rent with scheduled escalation terms are accounted for on a straight-line basis over the expected lease term plus one renewal period.

The following is a schedule of rent expense, net of sublease income, by major category for the year ended December 31:

(in thousands)	2014	2013
Facilities	$51,011	$54,659
Office equipment	2,774	2,390
Automobiles	341	609
	54,126	57,658
Sublease income	(875)	(714)
	$53,251	$56,944

The following is a schedule of future minimum lease payments under noncancelable leases at December 31:

(in thousands)	Capital Leases	Operating Leases
2015	$293	$58,378
2016	229	49,818
2017	235	43,451
2018	240	34,894
2019	247	27,720
Thereafter	2,936	66,753
	4,180	$281,012
Less amount representing interest	1,979
	$2,201

Contingencies

The Company is subject to certain legal proceedings, inquiries, claims and disputes which arise in the ordinary course of business. The Company is not involved in any legal proceedings that it believes will result, individually or in the aggregate, in a material adverse effect upon its financial condition or results of operations.

The Company records a liability for contingencies when it is probable that a liability has been incurred and the amount can be reasonably estimated. The Company adjusts its liabilities for contingencies to reflect the current best estimate of probable loss or minimum liability. Where no best estimate is determinable, the Company records the minimum amount within the most probable range of its liability. If the Company believes that a loss contingency is reasonably possible, rather than probable, or the amount of loss cannot be estimated, no liability is recorded. However, where a liability is reasonably possible and material, a disclosure of the loss contingency is made.

Concentra Business of Humana Inc.

Notes to Combined Financial Statements

11.                     Employee Benefit Plans

The Company has a defined contribution plan that complies with Section 401(k) of the Internal Revenue Code of 1986 (the “Concentra 401(k) Plan”). Substantially all employees of the Company, its subsidiaries, and affiliates, including certain officers of the Company, are eligible to participate in the Concentra 401(k) Plan. Effective October 1, 2013, employees of the Company are generally eligible to participate upon employment. Prior to October 1, 2013, eligible employees could participate in the Plan beginning with the first payroll period coinciding with or following 30 days after the employee’s date of hire. Participants may contribute the lesser of a specified statutory amount or up to 35% of his or her pretax eligible compensation.

The Company provides a matching contribution of 100% on the first 2% of participant contributions and 50% on the next 4% of participant contributions. Employees are 100% vested in their own contributions. Generally, once a Participant has completed two years of service, the Company matching account contributions vest immediately and become non-forfeitable.

The Company expensed $14.9 million and $14.1 million of matching contributions for the years ended December 31, 2014 and 2013, respectively.

12.                     Accrued Expenses

A summary of other accrued expenses at December 31 follows:

(in thousands)	2014	2013
Consulting fees	$6,218	$6,904
Specialist fees	3,569	3,698
Lab fees	4,178	4,371
Software maintenance fees	779	4,524
Other	17,598	19,516
	$32,342	$39,013

13.                     Stock Option Plans

The Parent has plans under which options to purchase the Parent’s common stock and restricted stock, including both restricted stock units and restricted stock awards, have been granted to key employees. The terms and vesting schedules for stock-based awards vary by type of grant. Generally, the awards vest upon time-based conditions. In addition, certain restricted stock awards may contain performance conditions. The stock awards of retirement-eligible participants will continue to vest upon retirement from the Company. The compensation expense that has been charged against income for these plans was as follows for the years ended December 31, 2014 and 2013:

(in thousands)	2014	2013
Stock-based compensation expense by type:
Restricted stock	$3,544	$500
Stock options	83	130
Total stock-based compensation expense	3,627	630
Tax benefit recognized	1,328	266
Stock-based compensation expense, net of tax	$2,298	$364

Concentra Business of Humana Inc.

Notes to Combined Financial Statements

As noted above, the Parent also issues restricted stock awards with performance conditions to certain employees. The Company recognizes compensation expense for these performance based awards over the requisite service period when it is probable that the performance conditions will be achieved and the awards are expected to vest. During 2013, the Company reversed approximately $1.8 million of previously recognized compensation expense when it was determined that it was no longer probable that the performance conditions would be achieved and therefore the awards were not expected to vest. These awards were forfeited in the first quarter of 2014.

Restricted Stock

Restricted stock is granted with a fair value equal to the market price of the Parent’s common stock on the date of grant and generally vests three years from the date of grant. The weighted-average grant date fair value of the Parent’s restricted stock was $103.08 in 2014 and $73.42 in 2013. Activity for the Parent’s restricted stock for the benefit of certain of the Company’s employees was as follows for the year ended December 31, 2014:

	Shares	Weighted- Average Grant-Date Fair Value
	(shares in thousands)
Nonvested restricted stock at December 31, 2013	155	$66.87
Granted	39	103.08
Vested	(15)	63.60
Forfeited	(73)	60.65
Nonvested restricted stock at December 31, 2014	106	$85.64

The fair value of shares vested during the years ended was $1.5 million in 2014, and $2.6 million in 2013. Total compensation expense not yet recognized related to nonvested restricted stock was $3.3 million at December 31, 2014. The Company expects to recognize this compensation expense over a weighted-average period of approximately 1.7 years. There are no other contractual terms covering restricted stock once vested.

Stock Options

Stock options are granted with an exercise price equal to the fair market value of the underlying common stock on the date of grant. The stock plans, as approved by the Parent’s Board of Directors and stockholders, define fair market value as the average of the highest and lowest stock prices reported on the composite tape by the New York Stock Exchange on a given date. Exercise provisions vary, but most options vest in whole or in part 1 to 3 years after grant and expire 7 years after grant.

There were no options granted during 2014. The weighted-average fair value of each option granted during 2013 is provided below. The fair value was estimated on the date of grant using the Black-Scholes pricing model with the weighted average assumptions indicated below:

	2014	2013

Weighted-average fair value at grant date	$ N/A	$17.55
Expected option life (years)	N/A	3.9
Expected volatility	N/A	29.40%
Risk-free interest rate at grant date	N/A	1.0%
Dividend yield	N/A	1.5%

Concentra Business of Humana Inc.

Notes to Combined Financial Statements

The expected term for employee stock options is based on historical employee exercise behavior and the risk-free interest rate is based on a traded zero-coupon U.S. Treasury bond with a term substantially equal to the option’s expected term.

The volatility used to value employee stock options is based on historical volatility. Historical volatility is calculated using a simple-average calculation methodology based on daily price intervals as measured over the expected term of the option.

Activity for the Parent’s option plan for the benefit of certain of the Company’s employees was as follows for the year ended December 31, 2014:

		Weighted-
	Shares	Average
	Under	Exercise
	Option	Price
	(shares in thousands)
Options outstanding at December 31, 2013	5	$84.99
Granted	0	0
Exercised	(2)	85.66
Cancelled	0	0
Forfeited	0	0
Options outstanding at December 31, 2014	3	$85.66
Options exercisable at December 31, 2014	—	—

As of December 31, 2014, outstanding stock options, substantially all of which are expected to vest, had an aggregate intrinsic value of $0.2 million and a weighted-average remaining contractual term of 5.5 years. As of December 31, 2014, there were  no exercisable stock options. The total intrinsic value of stock options exercised during 2014 was $0.1 million and 2013 was immaterial. Cash received from stock option exercises totaled $0.2 million in 2014 and $0.2 million in 2013.

Total compensation expense not yet recognized related to nonvested options was immaterial at December 31, 2014. The Company expects to recognize this compensation expense over a weighted-average period of approximately 1.5 years.

14.                     Related Party Transactions

The Company derives revenue in the normal course of business from related parties such as the Parent or companies affiliated with the Parent. Revenues from the Parent and affiliates were $9.4 million and $10.4 million for the years ended December 31, 2014 and 2013, respectively.

The Company has a cash pooling arrangement with the Parent whereby a majority of its cash is swept by the Parent periodically.

The Company has outstanding letters of credit of $2.7 million and $4.0 million issued under the Parent’s credit agreement at December 31, 2014 and 2013, respectively. No amounts have been drawn on these letters of credit.

The Company has several intercompany arrangements with the Parent that are described and shown in the table below for the years ended December 31, 2014 and 2013. The transactions are included in the combined statement of operations and comprehensive income. The Company paid premiums for the professional and general liability, workers’ compensation, and property and automobile coverages discussed in Note 2 to MCII and the Parent, shown as insurance premiums in the table below. The Parent serves as the administrative services provider for the Company’s

Concentra Business of Humana Inc.

Notes to Combined Financial Statements

medical and dental benefit plans. Catastrophic stop-loss coverage for health claims was provided by a subsidiary of the Parent. The Parent pays federal and state income and other taxes and other miscellaneous expenses on behalf of the Company.

(in thousands)	2014	2013
Insurance premiums	$11,707	$7,428
Medical and dental administrative services fees	3,988	3,604
Catastrophic stop-loss coverage for health claims	1,517	391
Federal and state income taxes	18,429	2,313
Other taxes	2,313	3,602
Property and business interruption insurance recovery	—	(1,097)
Telemedicine expense reimbursements	(860)	(222)
Health specialist expense	931	—
Banks service fees	620	49
IT expenses	3,228	208
Legal fees	274	222
Other intercompany expenses	269	8
	$42,416	$16,506

The Company is charged an allocation for various services provided by the Parent, including legal, information technology, customer support, finance, administration, and other services. The allocation is based on various factors, such as relative full-time equivalent personnel. Amounts charged to the Company for the years ended December 31, 2014 and 2013 were $7.2 million and $7.3 million, respectively, and were included in general and administrative expenses on the combined statements of operations and comprehensive income. These shared expenses do not necessarily represent what would have been incurred if the Company had been a stand-alone business during the period presented.

At December 31, 2014 and 2013, the Company has a net receivable from the Parent of $70.0 million and $23.6 million, respectively, included in Net Parent Investment on the combined balance sheets.

During the year ended December 31, 2014 and 2013, the Company purchased $6.0 million and $6.9 million, respectively, in pre-packed pharmaceuticals. The Company also purchased $5.9 million in lab services and lab testing supplies during the year ended December 31, 2013 with no purchases for 2014. Purchases were from Concentra businesses that are carved out from these combined financial statements as further discussed in Note 1. These expenses are included in cost of services in the accompanying combined statements of operations and comprehensive income.